Exhibit 99.1
FOR IMMEDIATE RELEASE

N  E  W  S
FROM
Contact:  Bank Mutual Corporation
     NASDAQ: BKMU
     Michael T. Crowley Jr.
     Chairman, President and Chief Executive Officer
     414-354-1500
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE SECOND QUARTER OF 2008 AND
SIX MONTHS ENDED JUNE 30, 2008
Milwaukee, Wisconsin
July 17, 2008
Bank Mutual Corporation (NASDAQ—BKMU) reported net income of $4.3 million or $0.09 diluted earnings per share for the three months ended June 30, 2008 as compared to $4.6 million or $0.08 diluted earnings per share during the same period in 2007. Earnings for the six months ended June 30, 2008 were $9.3 million or $0.19 diluted earnings per share as compared to $9.3 million or $0.16 diluted earnings per share during the same period in 2007. Net income decreased for the three months ended June 30, 2008 primarily as a result of net investment losses of $1.1 million and a net gain of $585,000 on the sale of undeveloped land in 2007 with no comparable gain in 2008. Net income for the six months ended June 30, 2008 was unchanged as compared to the same period in 2007 due to the above mentioned items and a first quarter 2008 gain on investments of $1.5 million, which gain was partially offset by a significant recovery of a specific allowance for loan loss in 2007 with no comparable recovery in 2008. Net income and the increases in diluted earnings per share were also affected by Bank Mutual’s stock repurchase programs.
“Although the current volatility in financial markets is challenging, we believe our asset quality, capital strength, liquidity and cost efficiency provide us with an operating edge over our competitors. Specifically, our policy to not originate sub-prime loans allows us to better weather the effects of the weakening economic conditions that are reported in the daily headlines. We are also pleased to see improvement in our net interest margin,” stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.
Due to the effects of the company’s share repurchase plan, the reported results represent a 12.5% increase in diluted earnings per share for the three months ended June 30, 2008 and an 18.8% increase in diluted earnings per share for the six months ended June 30, 2008 as compared to the same periods in 2007. Net income for the second quarter of 2008 decreased 7.0% and net income for the six months ended June 30, 2008 was flat compared to the same periods in 2007.
The net interest margin for the second quarter of 2008 increased to 2.19% and for the six months ended June 30, 2008 to 2.12% as compared to 2.07% for both the second quarter of 2007 and the six months ended June 30, 2007. The net interest rate spread for the second quarter of 2008 increased to 1.83% as compared to 1.57% for the second quarter of 2007 and for the six months ended June 30, 2008 to 1.74% as compared to 1.55% for the same period in 2007. The increases in net interest margin and net interest rate spread are primarily the result of the increase in yield on average assets and the decrease in cost of deposits partially offset by the effects of our stock repurchase program.
Net earnings for the second quarter of 2008 includes, in gains (losses) on investments (net), an additional loss of $2.1 million for other-than-temporary impairment on one of our mutual fund investments which was written down in December of 2007, which was partially offset by a gain on the sale of investments of $1.0 million. The investments were sold so that we could reinvest the proceeds in securities that have higher rates of return and a more predictable duration. The net earnings for the six months ended June 30, 2008 includes the above items and an additional gain on sale of investments of $1.5 million in the first quarter of 2008.
The effective income tax rate for the six months ended June 30, 2008 was 32.9% as compared to 34.1% for the same period in 2007. The decrease in 2008 is due to a non-recurring tax adjustment in 2007 and a higher estimate of non-deductible compensation in the six months ended June 30, 2007.

One- to four-family mortgage loan originations and purchases were $59.4 million for the second quarter of 2008 and $126.0 million for the six months ended June 30, 2008 as compared to $57.7 million for the second quarter of 2007 and $101.7 million for the six months ended June 30, 2007. The increased originations of one- to four-family mortgage loans were the result of a brief period of refinance activity, partially offset by our intentional reduction in mortgage loan purchases because of declining interest rates.
Multi-family and commercial real estate mortgage loan originations were $74.5 million for the second quarter of 2008 and $102.8 million for the six months ended June 30, 2008 as compared to $41.4 million for the second quarter of 2007 and $91.7 million for the six months ended June 30, 2007. The increases in both periods were primarily the result of continuing efforts by our loan personnel to develop this portion of our loan portfolio.
Loan sales were $40.8 million for the second quarter of 2008 and $98.4 million for the six months ended June 30, 2008 as compared to $29.0 million for the second quarter 2007 and $54.2 million for the six months ended June 30, 2007. Loan sales increased because of increased fixed rate mortgage loan originations that resulted from increased demand that, in turn, was caused by steady to declining interest rates and a decrease in demand for adjustable rate mortgages. Our policy is generally to sell fixed rate mortgage loans. As a result of the increased loan sales, gains on the sales of loans were $494,000 for the second quarter of 2008 and $1.3 million for the six months ended June 30, 2008 as compared to $432,000 for the second quarter in 2007 and $762,000 for the six months ended June 30, 2007.
Consumer loan originations for the second quarter of 2008 were $33.2 million and $54.2 million for the six months ended June 30, 2008 as compared to $33.6 million for the second quarter of 2007 and $63.0 million for the six months ended June 30, 2007. The decreased originations in 2008 were primarily the result of declining demand due to slower growth, or decline, in homeowners’ equity.
Commercial business loan originations for the second quarter of 2008 were $10.9 million and $21.7 million for the six months ended June 30, 2008 as compared to $12.2 million in the second quarter of 2007 and $22.4 million for the six months ended June 30, 2007. The decreases in loan originations in both periods were the result of a general slowdown in the economy.
In total, loan originations and purchases for the second quarter of 2008 were $184.2 million as compared to $168.5 million for comparable period in 2007 and $316.0 million for the six months ended June 30, 2008 as compared to $320.1 for the same period in 2007. The changes in both periods are due to the factors discussed above.
Total assets were approximately $3.6 billion at June 30, 2008 as compared to $3.5 billion at December 31, 2007.
The company’s investment securities portfolio increased by $243.8 million and the mortgage-related securities portfolio decreased by $197.2 million during the six months ended June 30, 2008. Total securities available for sale, at fair value, increased by $46.5 million. The portfolio increase was primarily a result of the purchase of new investment securities, partially offset by the sale of mortgage-related securities and repayments within the portfolios. The company recognized an impairment of $2.1 million on a mutual fund investment during the quarter, as a result of the continuing evaluation of one of the two investments that were deemed to be other-than-temporarily impaired at December 31, 2007. The market value of the mutual fund continues to decline due to market pressures on the value of the investments and their lack of liquidity in the market place.
Deposits increased $63.3 million during the second quarter of 2008 to $2.2 billion as compared to $2.1 billion at December 31, 2007. Within the deposit portfolio, certificates of deposit decreased $20.7 million and our core deposits (checking, savings and money market accounts) increased $84.0 million. The increase in deposits resulted from the opening of new offices and our efforts to market deposit plans at rates and terms that are designed to grow core deposits. The weighted average cost of deposits decreased 0.66% at June 30, 2008 as compared to December 31, 2007.
Borrowings decreased slightly to $911.0 million at June 30, 2008 as compared to $912.5 million at December 31, 2007. This was due to the repayment of a maturing advance during the first quarter of 2008 and regular monthly amortization of some advances.
We have paid 30 consecutive cash dividends since our initial stock offering. Cash dividends paid in the second quarter of 2008 were $0.09 per share as compared to $0.08 per share for the same period in 2007. This cash dividend increase of $0.01 per share in the second quarter of 2008 is a 12.5% increase over the cash dividend paid in the second quarter of 2007.
Non-performing loans to total loans at June 30, 2008 increased to 0.87% as compared to 0.65% at December 31, 2007. This increase in non-performing loans during the quarter was due to several loans to one borrower being classified as non-performing due to cash flow problems in the business during the quarter. The problems are being addressed by the borrower and early indications show improvement. Our allowance for loan losses at June 30, 2008 was $11.3 million or 70.8% of non-performing loans as compared to $11.8 million or 91.0% of non-performing loans at December 31, 2007. The reduction in the allowance for loan losses as a percent of non-performing loans is a result of an increase in non-performing loans (discussed above) and an increase in non-performing one- to four-family loans that are deemed to be adequately collateralized at this time. Our allowance for loan losses increased to 0.61% of total loans at June 30, 2008 as compared to 0.59% at December 31, 2007 primarily because the total loans decreased during this period.
Book value per share of company common stock was $8.55 at June 30, 2008. The annualized return on average equity (ROE) for the second quarter of 2008 was 4.13% and 4.43% for the six months ended June 30, 2008 as compared to 3.79% and 3.71% for the same periods in 2007. The annualized return on average assets (ROA) for the second quarter of 2008 was 0.48% and 0.53% for the six months ended June 30, 2008 as compared to 0.52% and 0.53% for the same periods in 2007. We repurchased 64,200 shares of company common stock during the second quarter of 2008 at an average price of $10.80 per share and 2,092,300 shares of company common stock during the six months ended June 30, 2008 at an average price of $10.80 per share. We regularly review market conditions and the cost of funds to determine when share repurchases are appropriate. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.
Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 77 offices in the state of Wisconsin and one office in Minnesota.
* * *
Outlook
(The following are forward looking statements; see “Cautionary Statements” below.) Bank Mutual Corporation’s management has identified a number of factors which may affect the company’s operations and results in the balance of 2008. They are as follows:
•	The recent general economic slowdown, and the softness and declines in the real estate market, may continue. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.
•	Loan originations could continue to fluctuate from period to period, along with related interest and fee income.

•	A continuing slowdown or decrease in the value of real estate may occur. Reduced property prices and a soft real estate market could negatively affect the volume of home sales, which, in turn, could affect mortgage and home equity loan originations and prepayments.

•	A continuation of soft or declining real estate values could also affect the value of the collateral securing our mortgage loans. A decrease in value could, in turn, lead to increased losses on loans in the event of foreclosures, which would affect our provisions for loan losses and profitability.

•	A general slowdown in the economy or a recession may affect our borrowers’ ability to repay their loan obligations, which could lead to increased loan losses and loan loss provisions and/or less revenue.

•	If customer demand for real estate loans decreases, our profits may decrease because our alternative investments, primarily mortgage-related securities generally earn less income than real estate loans.

•	The current unsettled markets may also affect the liquidity and/or value of our real estate-related investments.
•	Bank Mutual will continue to further emphasize commercial real estate and commercial business loans, both of which can present a higher risk than residential mortgages. Adding personnel to continue this emphasis will increase our costs. However, market conditions and other factors may continue to affect our ability to increase our loan portfolio with these types of loans, and a weak economy could increase the risk that borrowers will not be able to repay these loans.

•	Bank Mutual anticipates opening two new offices in 2008. The addition of new offices increases our occupancy and related personnel costs going forward.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets, the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out-of-state investment subsidiaries. Depending upon the terms and circumstances, an adverse resolution of these matters could result in additional Wisconsin tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on our earnings. Although we believe we have reported income and paid Wisconsin taxes in accordance with applicable legal requirements and the Department’s long-standing interpretations of them, our position may not prevail in court or other actions may occur which give rise to liabilities. We also may incur further costs in the future to address and defend these issues.
* * *
Cautionary Statements
The discussions in this earnings release that are not historical statements contain forward-looking statements that involve risks and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, changes in real estate values, negative developments in the credit and lending markets, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission, particularly in “Risk Factors”, Item 1A. of our 2007 Annual Report on Form 10-K.
* * *

BANK MUTUAL CORPORATION AND SUBSIDIARIES
   UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30,	December 31,
	2008	2007
	(In thousands, except per share data)
Assets
Cash and due from banks	$27,366	$36,235
Federal funds sold	157,000	—
Interest-earning deposits	16,383	2,714

Cash and cash equivalents	200,749	38,949
Securities available-for-sale, at fair value:
Investment securities	343,233	99,450
Mortgage-related securities	902,685	1,099,922
Loans held for sale	5,923	7,952
Loans receivable, net	1,845,849	1,994,556
Goodwill	52,570	52,570
Other intangible assets	2,097	2,428
Mortgage servicing rights	4,885	4,708
Other assets	193,640	187,511

Total assets	$3,551,631	$3,488,046

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,176,290	$2,112,968
Borrowings	910,956	912,459
Advance payments by borrowers for taxes and insurance	20,122	1,815
Other liabilities	29,317	27,859

	3,136,685	3,055,101

Minority interest in real estate development	2,924	2,910

Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized - 20,000,000 shares in 2008 and 2007
Issued and outstanding — none in 2008 and 2007
Common stock — $.01 per value:
Authorized - 200,000,000 shares in 2008 and 2007
Issued - 78,783,849 shares in 2008 and 2007
Outstanding - 48,201,500 in 2008 and 49,834,756 in 2007	788	788
Additional paid-in capital	497,369	498,408
Retained earnings	273,919	273,330
Unearned ESOP shares	(1,716)	(2,166)
Accumulated other comprehensive income	(7,108)	(6,069)
Treasury stock - 30,582,349 in 2008 and 28,949,093 in 2007	(351,230)	(334,256)

Total shareholders’ equity	412,022	430,035

	$3,551,631	$3,488,046

BANK MUTUAL CORPORATION AND SUBSIDIARIES
   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands, except per share data)		(In thousands, except per share data)
Interest income:
Loans	$28,349	$30,466	$58,454	$60,491
Investments	3,621	1,146	5,651	2,165
Mortgage-related securities	11,393	13,083	24,043	26,113
Interest-earning deposits	706	1,141	1,182	1,564

Total interest income	44,069	45,836	89,330	90,333
Interest expense:
Deposits	16,149	19,140	34,548	37,771
Borrowings	9,827	9,331	19,665	18,034
Advance payment by borrowers for taxes and insurance	4	5	6	7

Total interest expense	25,980	28,476	54,219	55,812

Net interest income	18,089	17,360	35,111	34,521
Provision for (recovery of) loan losses	67	51	223	(878)

Net interest income after provision for loan losses	18,022	17,309	34,888	35,399
Noninterest income:
Service charges on deposits	1,657	1,675	3,175	3,171
Brokerage and insurance commissions	852	686	1,507	1,299
Loan related fees	144	145	282	270
Gains (losses) on investments, net	(1,119)	—	351	—
Gain on sales of loans	494	432	1,268	762
Real estate investment partnership income	—	1,422	—	1,422
Other	2,036	2,150	3,779	4,449

Total noninterest income	4,064	6,510	10,362	11,373
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,559	9,551	18,877	19,194
Occupancy and equipment	2,917	2,934	5,854	5,761
Amortization of other intangible assets	166	166	331	331
Real estate investment partnership cost of sales	—	645	—	645
Other	3,084	3,090	6,265	6,331

Total noninterest expenses	15,726	16,386	31,327	32,262
Minority interest in income of real estate operations	—	391	—	391

Income before income taxes	6,360	7,042	13,923	14,119
Income taxes	2,081	2,439	4,582	4,809

Net income	$4,279	$4,603	$9,341	$9,310

Per share data:
Earnings per share-basic	$0.09	$0.08	$0.20	$0.17

Earnings per share-diluted	$0.09	$0.08	$0.19	$0.16

Cash dividends paid	$0.09	$0.08	$0.18	$0.16

BANK MUTUAL CORPORATION AND SUBSIDIARIES
   SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED)
   (Dollars in thousands except per share amounts and ratios)

	During the quarter ended June 30,		During the Six Months Ended June 30,
	2008	2007	2008	2007
Originations
Mortgage loans
One- to four-family	$59,375	$57,700	$126,020	$101,684
Multi-family	28,977	14,912	36,512	40,586
Commercial real estate	45,553	26,448	66,258	51,066

Total mortgage loans	133,905	99,060	228,790	193,336

Consumer loans	33,236	33,624	54,240	63,020
Commercial business loans	10,863	12,248	21,689	22,415

Total loan originations	$178,004	$144,932	$304,719	$278,771

Purchases
Mortgage loans	6,185	23,539	11,323	41,350

Total loan purchases	6,185	23,539	11,323	41,350

Total loans originated and purchased	$184,189	$168,471	$316,042	$320,121

Loan sales	$40,763	$29,045	$98,437	$54,234

	June 30,	December 31,
	2008	2007
Loan Portfolio Analysis
Mortgage loans:
One- to four-family	$927,245	$1,059,307
Multi-family	177,757	206,640
Commercial real estate	210,164	202,528
Construction and development	203,957	170,401

Total mortgage loans	1,519,123	1,638,876
Consumer loans	346,214	379,558
Commercial business loans	58,241	53,784

Total loans receivable	1,923,578	2,072,218
Deductions to gross loans	77,729	77,662

Total loans receivable, net	$1,845,849	$1,994,556

BANK MUTUAL CORPORATION AND SUBSIDIARIES
   SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED) (continued)
   (Dollars in thousands except per share amounts and ratios)

	June 30,	December 31,
	2008	2007
Asset Quality Ratios
Non-performing mortgage loans	$12,207	$11,251
Non-performing consumer loans	831	930
Non-performing commercial business loans	2,424	159
Accruing loans delinquent 90 days or more	563	602

Total non-performing loans	$16,025	$12,942

Total non-performing assets	$20,341	$16,629

Non-performing loans to loans receivable, net	0.87%	0.65%
Non-performing assets to total assets	0.57%	0.48%
Allowance for loan losses to non-performing loans	70.77%	90.98%
Allowance for loan losses to non-performing assets	55.75%	70.80%
Allowance for loan losses to total loans	0.61%	0.59%

Net charge-offs	$656	$528
Net charge-offs to avg loans (annualized)	0.07%	0.03%
Allowance for loan losses	$11,341	$11,774

	June 30,	December 31,
	2008	2007
Deposit Analysis
Noninterest-bearing checking	$92,139	$97,506
Interest-bearing checking	169,769	170,986
Savings accounts	196,784	183,756
Money market accounts	357,970	280,442
Certificate accounts	1,359,628	1,380,278

Total deposits	$2,176,290	$2,112,968

BANK MUTUAL CORPORATION AND SUBSIDIARIES
   SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED)
   (Dollars in thousands except per share amounts and ratios)

	Three Months ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating Ratios (annualized)
Net interest margin (1)	2.19%	2.07%	2.12%	2.07%
Net interest rate spread	1.83%	1.57%	1.74%	1.55%
Return on average assets	0.48%	0.52%	0.53%	0.53%
Return on average shareholders’ equity	4.13%	3.79%	4.43%	3.71%
Return on average tangible shareholders’ equity (2)	4.81%	4.31%	5.14%	4.20%
Efficiency ratio (3)	70.99%	68.65%	68.89%	70.30%
Non-interest expense as a percent of average assets	1.77%	1.85%	1.77%	1.84%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Return on average tangible shareholders’ equity is determined by dividing net income by the net shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes. Since many analysts establish financial matrices utilizing this ratio, Bank Mutual has chosen to provide this information.

(3)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

	For the Three Months ended June 30,		For the Six Months ended June 30,
	2008	2007	2008	2007
Other Information
Average earning assets	$3,308,871	$3,347,229	$3,307,470	$3,320,425
Average assets	$3,553,500	$3,540,058	$3,534,971	$3,502,443
Average interest bearing liabilities	$2,966,748	$2,917,659	$2,959,973	$2,874,424
Average shareholders’ equity	$414,580	$485,904	$422,036	$502,351
Average tangible shareholders’ equity (4)	$355,895	$426,942	$363,339	$443,348
Weighted average number of shares outstanding
-used in basic earnings per share	47,273,377	54,441,550	47,626,413	56,102,002
-used in diluted earnings per share	48,150,470	55,777,776	48,589,320	57,510,695

(4)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill, other intangible assets, mortgage servicing rights and applicable deferred taxes

	June 30,	December 31,
	2008	2007
Number of shares outstanding (net of treasury shares)	48,201,500	49,834,756
Book value per share	$8.55	$8.63

	At June 30,	At December 31,
	2008	2007
Weighted Average Net Interest Rate Spread
Yield on loans	6.09%	6.26%
Yield on investments	4.38%	4.63%
Combined yield on loans and investments	5.34%	5.64%
Cost of deposits	2.95%	3.61%
Cost of borrowings	4.27%	4.27%
Total cost of funds	3.34%	3.81%
Interest rate spread	2.00%	1.83%